Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

SECOND QUARTER 2023 RESULTS;

DECLARES COMMON AND PREFERRED DIVIDENDS

Englewood Cliffs, N.J., July 27, 2023 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $19.9 million for the second quarter of 2023 compared with $23.4 million for the first quarter of 2023 and $30.8 million for the second quarter of 2022. Diluted earnings per share were $0.51 for the second quarter of 2023 compared with $0.59 for the first quarter of 2023 and $0.78 for the second quarter of 2022. The decrease in net income available to common stockholders and diluted earnings per share from the first quarter of 2023 was primarily due to a decrease in net interest income of $3.2 million, an increase in provision for credit losses of $2.0 million and an increase in noninterest expenses of $0.6 million, partially offset by an increase in noninterest income of $0.6 million and a decrease in income tax expenses of $1.6 million. The decrease in net income available to common stockholders and diluted earnings per share from the second quarter of 2022 was primarily due to a decrease in net interest income of $11.7 million and an increase in noninterest expenses of $3.7 million, partially offset by an increase of $0.1 million in noninterest income and a decrease in income tax expenses of $4.5 million.

Pre-tax, pre-provision net revenue (“PPNR”) as a percent of average assets was 1.31%, 1.46% and 2.28% for the quarters ending June 30, 2023, March 31, 2023 and June 30, 2022, respectively.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “ConnectOne’s operating performance remains strong and stable during this challenging economic environment, reflecting our core values which include a client-first focus and executing with a sense of urgency.  Results include, most importantly, increased client deposits, fortification of liquidity sources and a reduction in brokered deposits and uninsured deposit liabilities. Our loan portfolio remained essentially flat, while our net interest margin, although compressing sequentially by 19 basis points, stabilized during the quarter at the approximate 2.80% level.  Similarly, noninterest-bearing demand deposits, although down sequentially, remained relatively stable at their current level over the course of the second quarter.  Meanwhile, our tangible common equity ratio increased to 9.19%, which is well above peer averages, and our tangible book value per share increased for the 13th consecutive quarter to $22.34.  We also took advantage of market conditions during the quarter and repurchased 270,000 shares at an attractive average price of $15.32.

“Operationally, we’re integrating investments in technology to provide a better experience for our clients while driving increased productivity and efficiency. Our SBA lending platform continues to gain traction and we continue to see healthy diversification in our portfolio,” Mr. Sorrentino added. “Further, we’re seizing opportunities to attract high-performing, revenue-producing talent while simultaneously optimizing our staff count and managing expenses prudently.”

Mr. Sorrentino concluded, “Looking ahead, we remain well-positioned for the future. We have strong capital and liquidity levels, our credit performance continues to be strong, and we remain sharply focused on taking advantage of growth opportunities as they arise. By leveraging our results-oriented client-centric culture, continuing to invest in our valuable franchise and maintaining our long-standing financial discipline, we believe that ConnectOne is poised for continued long-term profitability.”

Dividend Declarations

The Company announced that its Board of Directors declared an increased quarterly cash dividend on its common stock and declared a cash dividend on its outstanding preferred stock.

A cash dividend on common stock of $0.17 will be paid on September 1, 2023, to common stockholders of record on August 15, 2023. A dividend of $0.328125 per depositary share, representing a 1/40th interest in the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on September 1, 2023 to preferred stockholders of record on August 15, 2023.

Operating Results

Fully taxable equivalent net interest income for the second quarter of 2023 was $64.6 million, a decrease of $3.2 million, or 4.7%, from the first quarter of 2023 due to a 19 basis-point contraction of the net interest margin from 3.00% to 2.81%, partially offset by an increase in interest-earning assets of $53.9 million The increase in interest-earning assets from the first quarter of 2023 was attributable to increases in cash and cash equivalents of $49.2 million and loans of $18.3 million, offset by decreases in investment securities of $6.6 million and decreases in restricted investment in bank stock of $7.0 million. While the net interest margin benefitted from a 14 basis-point increase in the loan portfolio yield, to 5.49%, the average cost of deposits, including noninterest-bearing demand, increased by 46 basis points to 2.66% from 2.20% in the first quarter of 2023. Contributing to the increased cost of deposits was a $104.4 million, or 7.2%, decline in average noninterest-bearing deposits, although the balance of noninterest-bearing deposits remained relatively flat throughout the current quarter.

Fully taxable equivalent net interest income for the second quarter of 2023 decreased by $11.5 million, or 15.1%, from the second quarter of 2022. The decrease from the second quarter of 2022 resulted primarily from a 110 basis-point decrease of the net interest margin from 3.91% to 2.81%, partially offset by an increase in interest-earning assets of $1.4 billion. The contraction of the net interest margin for the second quarter of 2023 when compared to the second quarter of 2022 was primarily attributable to a 230 basis-point increase in the average costs of deposits, including noninterest-bearing deposits, partially offset by an 82 basis-point increase in the loan portfolio yield.

Noninterest income was $3.4 million in the second quarter of 2023, $2.8 million in the first quarter of 2023 and $3.4 million in the second quarter of 2022. Included in noninterest income were net losses on equity securities of $0.2 million, $0.2 million, and $0.4 million for the second quarter 2023, first quarter of 2023 and second quarter 2022, respectively. Excluding the equity securities losses, adjusted noninterest income was $3.6 million, $3.0 million and $3.8 million for the second quarter 2023, first quarter 2023 and second quarter 2022, respectively. The $0.6 million increase in adjusted noninterest income for the second quarter of 2023 when compared to the first quarter of 2023 was primarily due to an increase in net gains on sale of loans held-for-sale of $0.5 million and increases in deposit, loan, and other income of $0.1 million. The net gains on loan sales consisted primarily of Small Business Administration loans. The $0.1 million decrease in adjusted noninterest income for the second quarter of 2023 when compared to the second quarter of 2022 was primarily due to a decrease in deposit, loan, and other income of $0.3 million, partially offset by an increase in bank owned life insurance income of $0.2 million.

Noninterest expenses totaled $35.5 million for the second quarter of 2023, $34.9 million for the first quarter of 2023 and $31.7 million for the second quarter of 2022. Noninterest expenses increased by $0.6 million from the first quarter of 2023 and was primarily attributable to an increase in FDIC insurance expense of $0.8 million, information technology and communications expense of $0.6 million, and other expenses of $0.1 million, partially offset by decreases in salaries and employee benefits of $0.5 million, professional and consulting of $0.3 million, and occupancy and equipment of $0.1 million. The increase in noninterest expenses of $3.8 million from the second quarter of 2022 was primarily attributable to increases in salaries and employee benefits of $2.2 million, FDIC insurance of $1.0 million, information technology and communications of $0.8 million, other expenses of $0.7 million and marketing and advertising of $0.1 million, partially offset by decreases in BoeFly acquisition expense of $0.8 million and professional and consulting of $0.2 million. The increase in salaries and employee benefits from the second quarter of 2022 was primarily attributable to increased staff in both the revenue and back-office areas of the bank as well as company-wide base salary increases. The increase in FDIC insurance expense when compared to both the first quarter of 2023 and the second quarter of 2022 is primarily attributable to balance sheet growth and a two-basis point increase in the Bank’s initial base rate. The increase in information technology and communications when compared to both the first quarter of 2023 and the second quarter of 2022 is primarily attributable to additional investments in technology, equipment, and software.

Income tax expense was $7.4 million for the second quarter of 2023, $9.1 million for the first quarter of 2023 and $11.9 million for the second quarter of 2022. The effective tax rates for the second quarter of 2023, first quarter of 2023 and second quarter of 2022 were 25.8%, 26.7% and 26.9%, respectively. The decrease in the effective tax rate when compared to the first quarter of 2023 and second quarter of 2022 is largely attributable to lower taxable income.

Asset Quality

The provision for credit losses was $3.0 million for the second quarter of 2023, $1.0 million for the first quarter of 2023 and $3.0 million for the second quarter of 2023. The increase in the provision for credit losses during the second quarter of 2023 when compared to the first quarter of 2023 was primarily attributable to specific reserves.

Nonperforming assets, which include nonaccrual loans and other real estate owned, were $51.5 million as of June 30, 2023, $44.7 million as of December 31, 2022 and $61.1 million as of June 30, 2022. Nonaccrual loans were $51.5 million as of June 30, 2023, $44.5 million as of December 31, 2022 and $60.8 million as of June 30, 2022. Nonperforming assets as a percentage of total assets were 0.53% as of June 30, 2023, 0.46% as of December 31, 2022 and 0.69% as of June 30, 2022. The ratio of nonaccrual loans to loans receivable was 0.63%, 0.55% and 0.84%, as of June 30, 2023, December 31, 2022 and June 30, 2022, respectively. Loans delinquent 30-89 days as a percentage of loans receivable were 0.04%, 0.02% and 0.05% as of June 30, 2023, December 31, 2022 and June 30, 2022, respectively. The annualized net loan charge-offs ratio was 0.05% for the second quarter of 2023, 0.23% for the fourth quarter of 2022 and 0.02% for the second quarter of 2023. The allowance for credit losses represented 1.09%, 1.12%, and 1.14% of loans receivable as of June 30, 2023, December 31, 2022 and June 30, 2022, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 173.2% as of June 30, 2023, 203.6% as of December 31, 2022 and 136.2% as of June 30, 2022.

Selected Balance Sheet Items

The Company’s total assets were $9.7 billion as of June 30, 2023, an increase of $79 million from December 31, 2022.  The increase in total assets was primarily due to increased cash and cash equivalents which were $264 million, an increase of $57 million from December 31, 2022. Loans receivable were $8.1 billion, an increase of $49 million from December 31, 2022. Total deposits were $7.5 billion, an increase of $182 million from December 31, 2022.

The Company’s total stockholders’ equity was $1.2 billion as of June 30, 2023, an increase of $21 million from December 31, 2022. The increase in retained earnings of $31 million was the primary reason for the overall increase in stockholders’ equity, in addition to an increase in additional paid-in capital of $1 million, partially offset by a decrease in accumulated other comprehensive income of $1 million and an increase in treasury stock of $9 million. As of June 30, 2023, the Company’s tangible common equity ratio and tangible book value per share were 9.19% and $22.34, respectively. As of December 31, 2022, the tangible common equity ratio and tangible book value per share were 9.04% and $21.71, respectively. Total goodwill and other intangible assets were $214.9 million as of June 30, 2023, and $215.7 million as of December 31, 2022.

Share Repurchase Program

During the second quarter of 2023, the Company repurchased 270,000 shares of common stock leaving approximately 1.3 million shares remaining authorized for repurchase under the current Board approved repurchase program. The Company may repurchase shares from time-to-time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and the plan may be modified or suspended at any time at the Company's discretion.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Second Quarter 2023 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on July 27, 2023 to review the Company's financial performance and operating results. The conference call dial-in number is 1-412-317-5195, access code 10180068. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, July 27, 2023 and ending on Thursday, August 3, 2023 by dialing 1-412-317-6671, access code 10180068. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474: bburns@cnob.com

Media Contact:

Shannan Weeks

MWW

732.299.7890: sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	June 30,	December 31,	June 30,
	2023	2022	2022
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$56,286	$61,629	$58,807
Interest-bearing deposits with banks	263,638	206,686	240,513
Cash and cash equivalents	319,924	268,315	299,320

Investment securities	612,819	634,884	675,941
Equity securities	17,950	15,811	15,993

Loans held-for-sale	1,089	13,772	3,182

Loans receivable	8,148,540	8,099,689	7,274,573
Less: Allowance for credit losses - loans	89,205	90,513	82,739
Net loans receivable	8,059,335	8,009,176	7,191,834

Investment in restricted stock, at cost	46,688	46,604	47,287
Bank premises and equipment, net	29,093	27,800	28,391
Accrued interest receivable	46,237	46,062	34,615
Bank owned life insurance	234,412	231,328	228,279
Right of use operating lease assets	8,874	10,179	10,809
Other real estate owned	-	264	316
Goodwill	208,372	208,372	208,372
Core deposit intangibles	6,569	7,312	8,130
Other assets	132,601	125,069	89,037
Total assets	$9,723,963	$9,644,948	$8,841,506

LIABILITIES
Deposits:
Noninterest-bearing	$1,356,293	$1,501,614	$1,712,875
Interest-bearing	6,182,004	5,855,008	4,904,724
Total deposits	7,538,297	7,356,622	6,617,599
Borrowings	827,601	857,622	874,964
Subordinated debentures, net	79,187	153,255	153,103
Operating lease liabilities	10,007	11,397	12,116
Other liabilities	69,474	87,301	40,577
Total liabilities	8,524,566	8,466,197	7,698,359

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	586,946	586,946	586,946
Additional paid-in capital	30,740	30,126	27,536
Retained earnings	566,498	535,915	489,640
Treasury stock	(61,877)	(52,799)	(52,799)
Accumulated other comprehensive loss	(33,837)	(32,364)	(19,103)
Total stockholders' equity	1,199,397	1,178,751	1,143,147
Total liabilities and stockholders' equity	$9,723,963	$9,644,948	$8,841,506

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	06/30/23	06/30/22	06/30/23	06/30/22
Interest income
Interest and fees on loans	$111,048	$81,285	$217,951	$157,310
Interest and dividends on investment securities:
Taxable	4,029	2,551	8,258	4,424
Tax-exempt	1,247	916	2,339	1,625
Dividends	945	291	1,843	505
Interest on federal funds sold and other short-term investments	4,056	313	7,031	433
Total interest income	121,325	85,356	237,422	164,297
Interest expense
Deposits	50,714	5,709	90,801	10,719
Borrowings	6,768	4,056	15,694	7,629
Total interest expense	57,482	9,765	106,495	18,348

Net interest income	63,843	75,591	130,927	145,949
Provision for credit losses	3,000	3,000	4,000	4,450
Net interest income after provision for credit losses	60,843	72,591	126,927	141,499

Noninterest income
Deposit, loan and other income	1,545	1,866	2,948	3,609
Income on bank owned life insurance	1,553	1,342	3,084	2,548
Net gains on sale of loans held-for-sale	550	556	599	1,257
Net losses on equity securities	(210)	(405)	(401)	(1,001)
Total noninterest income	3,438	3,359	6,230	6,413

Noninterest expenses
Salaries and employee benefits	21,726	19,519	43,962	38,159
Occupancy and equipment	2,677	2,733	5,438	4,662
FDIC insurance	1,715	725	2,665	1,331
Professional and consulting	1,932	2,124	4,126	3,916
Marketing and advertising	556	426	1,088	777
Information technology and communications	3,644	2,801	6,705	5,667
Amortization of core deposit intangible	371	434	743	867
Increase in value of acquisition price	-	833	-	1,516
Other expenses	2,829	2,108	5,593	4,038
Total noninterest expenses	35,450	31,703	70,320	60,933

Income before income tax expense	28,831	44,247	62,837	86,979
Income tax expense	7,437	11,889	16,514	23,240
Net income	21,394	32,358	46,323	63,739
Preferred dividends	1,509	1,509	3,018	3,018
Net income available to common stockholders	$19,885	$30,849	$43,305	$60,721

Earnings per common share:
Basic	$0.51	$0.78	$1.10	$1.54
Diluted	0.51	0.78	1.10	1.53

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2023	2023	2022	2022	2022
	(dollars in thousands)
Selected Financial Data
Total assets	$9,723,963	$9,960,467	$9,644,948	$9,478,252	$8,841,506
Loans receivable:
Commercial	$1,451,400	$1,392,565	$1,443,942	$1,392,037	$1,274,280
Paycheck Protection Program ("PPP") loans	10,845	11,300	11,374	11,458	18,004
Commercial real estate	3,237,559	3,245,990	3,170,760	3,087,354	2,727,120
Multifamily	2,604,230	2,600,251	2,641,886	2,624,726	2,442,603
Commercial construction	596,362	630,469	574,139	537,323	569,789
Residential	254,405	259,166	264,748	256,085	249,379
Consumer	1,416	1,435	2,312	1,030	1,248
Gross loans	8,156,217	8,141,176	8,109,161	7,910,013	7,282,423
Unearned net origination fees	(7,677)	(9,057)	(9,472)	(9,563)	(7,850)
Loans receivable	8,148,540	8,132,119	8,099,689	7,900,450	7,274,573
Loans held-for-sale	1,089	11,197	13,772	8,080	3,182
Total loans	$8,149,629	$8,143,316	$8,113,461	$7,908,530	$7,277,755

Investment and equity securities	$630,769	$647,026	$650,695	$639,192	$691,934
Goodwill and other intangible assets	214,941	215,312	215,684	216,093	216,502
Deposits:
Noninterest-bearing demand	$1,356,293	$1,345,265	$1,501,614	$1,665,658	$1,712,875
Time deposits	2,621,148	2,706,662	2,394,190	1,921,235	1,285,409
Other interest-bearing deposits	3,560,856	3,701,249	3,460,818	3,723,617	3,619,315
Total deposits	$7,538,297	$7,753,176	$7,356,622	$7,310,510	$6,617,599

Borrowings	$827,601	$852,611	$857,622	$829,953	$874,964
Subordinated debentures, net	79,187	79,060	153,255	153,179	153,103
Total stockholders' equity	1,199,397	1,190,970	1,178,751	1,148,295	1,143,147

Quarterly Average Balances
Total assets	$9,765,582	$9,700,530	$9,490,477	$9,030,589	$8,322,823
Loans receivable:
Commercial (including PPP loans)	$1,427,153	$1,442,180	$1,456,247	$1,342,868	$1,245,812
Commercial real estate (including multifamily)	5,847,147	5,813,388	5,758,594	5,455,714	4,974,297
Commercial construction	611,492	606,214	558,086	537,073	544,084
Residential	256,924	261,560	261,969	251,338	247,208
Consumer	6,733	3,894	4,630	2,361	5,029
Gross loans	8,149,449	8,127,236	8,039,526	7,589,354	7,016,430
Unearned net origination fees	(8,591)	(9,664)	(9,666)	(9,178)	(9,222)
Loans receivable	8,140,858	8,117,572	8,029,860	7,580,176	7,007,208
Loans held-for-sale	8,516	13,463	7,933	2,195	966
Total loans	$8,149,374	$8,131,035	$8,037,793	$7,582,371	$7,008,174

Investment and equity securities	$642,915	$649,744	$650,479	$687,291	$567,140
Goodwill and other intangible assets	215,182	215,556	215,951	216,360	216,786
Deposits:
Noninterest-bearing demand	$1,347,268	$1,451,654	$1,610,044	$1,682,135	$1,607,465
Time deposits	2,658,673	2,357,332	2,035,362	1,525,076	1,103,418
Other interest-bearing deposits	3,640,939	3,565,904	3,558,881	3,686,520	3,717,531
Total deposits	$7,646,880	$7,374,890	$7,204,287	$6,893,731	$6,428,414

Borrowings	$756,303	$941,266	$913,960	$772,561	$548,675
Subordinated debentures, net	79,104	103,637	153,205	153,129	153,053
Total stockholders' equity	1,197,043	1,191,216	1,165,588	1,160,448	1,143,092

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2023	2023	2022	2022	2022
	(dollars in thousands, except for per share data)
Net interest income	$63,843	$67,084	$78,009	$78,161	$75,591
Provision for credit losses	3,000	1,000	3,300	10,000	3,000
Net interest income after provision for credit losses	60,843	66,084	74,709	68,161	72,591
Noninterest income
Deposit, loan and other income	1,545	1,403	1,894	1,969	1,866
Income on bank owned life insurance	1,553	1,531	1,528	1,521	1,342
Net gains on sale of loans held-for-sale	550	49	176	262	556
Net losses on equity securities	(210)	(191)	(90)	(430)	(405)
Total noninterest income	3,438	2,792	3,508	3,322	3,359
Noninterest expenses
Salaries and employee benefits	21,726	22,236	21,676	20,882	19,519
Occupancy and equipment	2,677	2,761	2,603	2,600	2,733
FDIC insurance	1,715	950	830	720	725
Professional and consulting	1,932	2,194	2,157	1,980	2,124
Marketing and advertising	556	532	454	461	426
Information technology and communications	3,644	3,061	2,694	2,747	2,801
Amortization of core deposit intangible	371	372	409	409	434
Increase in value of acquisition price	-	-	-	-	833
Other expenses	2,829	2,764	2,489	2,344	2,108
Total noninterest expenses	35,450	34,870	33,312	32,143	31,703

Income before income tax expense	28,831	34,006	44,905	39,340	44,247
Income tax expense	7,437	9,077	12,348	10,425	11,889
Net income	$21,394	$24,929	$32,557	$28,915	$32,358
Preferred dividends	1,509	1,509	1,510	1,509	1,509
Net income available to common stockholders	$19,885	$23,420	$31,047	$27,406	$30,849

Weighted average diluted common shares outstanding	39,146,224	39,300,733	39,378,137	39,320,674	39,481,689
Diluted EPS	$0.51	$0.59	$0.79	$0.70	$0.78

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$21,394	$24,929	$32,557	$28,915	$32,358
Income tax expense	7,437	9,077	12,348	10,425	11,889
Provision for credit losses	3,000	1,000	3,300	10,000	3,000
Pre-tax and pre-provision net revenue	$31,831	$35,006	$48,205	$49,340	$47,247

Return on Assets Measures
Average assets	$9,765,582	$9,700,530	$9,490,477	$9,030,589	$8,322,823
Return on avg. assets	0.88%	1.04%	1.36%	1.27%	1.56%
Return on avg. assets (pre-tax and pre-provision)	1.31	1.46	2.02	2.17	2.28

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2023	2023	2022	2022	2022
	(dollars in thousands)
Return on Equity Measures
Average stockholders' equity	$1,197,043	$1,191,216	$1,165,588	$1,160,448	$1,143,097
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,086,116	$1,080,289	$1,054,661	$1,049,521	$1,032,170
Less: average intangible assets	(215,182)	(215,556)	(215,951)	(216,360)	(216,786)
Average tangible common equity	$870,934	$864,733	$838,710	$833,161	$815,384

Return on avg. common equity (GAAP)	7.34%	8.79%	11.68%	10.36%	11.99%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	9.28	11.11	14.82	13.19	15.32
Return on avg. tangible common equity (pre-tax, pre-provision, pre-merger charges)	14.78	16.54	22.94	23.63	23.39

Efficiency Measures
Total noninterest expenses	$35,450	$34,870	$33,312	$32,143	$31,703
Amortization of core deposit intangibles	(371)	(372)	(409)	(409)	(434)
Operating noninterest expense	$35,079	$34,498	$32,903	$31,734	$31,269

Net interest income (tax equivalent basis)	$64,627	$67,828	$78,773	$78,850	$76,146
Noninterest income	3,438	2,792	3,508	3,322	3,359
Net losses on equity securities	210	191	90	430	405
Operating revenue	$68,275	$70,811	$82,371	$82,602	$79,910

Operating efficiency ratio (non-GAAP) (2)	51.4%	48.7%	39.9%	38.4%	39.1%

Net Interest Margin
Average interest-earning assets	$9,228,079	$9,174,167	$8,972,063	$8,500,316	$7,807,445

Net interest income (tax equivalent basis)	$64,627	$67,828	$78,773	$78,850	$76,146
Impact of purchase accounting fair value marks	(575)	(839)	(837)	(885)	(1,014)
Adjusted net interest income (tax equivalent basis)	$64,052	$66,989	$77,936	$77,965	$75,132

Net interest margin (GAAP)	2.81%	3.00%	3.48%	3.68%	3.91%
Adjusted net interest margin (non-GAAP) (3)	2.78	2.96	3.45	3.64	3.86

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2) Operating noninterest expense divided by operating revenue.
(3) Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2023	2023	2022	2022	2022
	(dollars in thousands, except for per share data)
Capital Ratios and Book Value per Share
Stockholders equity	$1,199,397	$1,190,970	$1,178,751	$1,148,295	$1,143,147
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,088,470	$1,080,043	$1,067,824	$1,037,368	$1,032,220
Less: intangible assets	(214,941)	(215,312)	(215,684)	(216,093)	(216,502)
Tangible common equity	$873,529	$864,731	$852,140	$821,275	$815,718

Total assets	$9,723,963	$9,960,467	$9,644,948	$9,478,252	$8,841,506
Less: intangible assets	(214,941)	(215,312)	(215,684)	(216,093)	(216,502)
Tangible assets	$9,509,022	$9,745,155	$9,429,264	$9,262,159	$8,625,004

Common shares outstanding	39,094,630	39,179,051	39,243,123	39,243,123	39,243,123

Common equity ratio (GAAP)	11.19%	10.84%	11.07%	10.94%	11.67%
Tangible common equity ratio (non-GAAP) (4)	9.19	8.87	9.04	8.87	9.46

Regulatory capital ratios (Bancorp):
Leverage ratio	10.62%	10.60%	10.68%	10.95%	11.63%
Common equity Tier 1 risk-based ratio	10.55	10.55	10.30	10.20	10.63
Risk-based Tier 1 capital ratio	11.90	11.92	11.66	11.58	12.11
Risk-based total capital ratio	13.83	13.85	14.45	14.45	15.09

Regulatory capital ratios (Bank):
Leverage ratio	10.95%	10.62%	10.64%	10.91%	11.60%
Common equity Tier 1 risk-based ratio	12.26	11.92	11.60	11.53	12.08
Risk-based Tier 1 capital ratio	12.26	11.92	11.60	11.53	12.08
Risk-based total capital ratio	13.33	13.27	13.02	13.00	13.55

Book value per share (GAAP)	$27.84	$27.57	$27.21	$26.43	$26.30
Tangible book value per share (non-GAAP) (5)	22.34	22.07	21.71	20.93	20.79

Net Loan (Recoveries) Charge-Off Detail
Net loan charge-offs (recoveries):
Charge-offs	$1,119	$4,484	$4,456	$413	$302
Recoveries	(77)	(1)	-	(53)	(32)
Net loan charge-offs (recoveries)	$1,042	$4,483	$4,456	$360	$270
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.05%	0.22%	0.23%	0.02%	0.02%

Asset Quality
Nonaccrual loans	$51,496	$47,667	$44,454	$57,477	$60,756
OREO	-	-	264	264	316
Nonperforming assets	$51,496	$47,667	$44,718	$57,741	$61,072

Allowance for credit losses - loans ("ACL")	89,205	87,002	90,513	91,717	82,739

Loans receivable	$8,148,540	$8,132,119	$8,099,689	$7,900,450	$7,274,573
Less: PPP loans	10,845	11,300	11,374	11,458	18,004
Loans receivable (excluding PPP loans)	$8,137,695	$8,120,819	$8,088,315	$7,888,992	$7,256,569

Nonaccrual loans as a % of loans receivable	0.63%	0.59%	0.55%	0.73%	0.84%
Nonperforming assets as a % of total assets	0.53	0.48	0.46	0.61	0.69
ACL as a % of loans receivable	1.09	1.07	1.12	1.16	1.14
ACL as a % of nonaccrual loans	173.2	182.5	203.6	159.6	136.2

(4) Tangible common equity divided by tangible assets.
(5) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)

	For the Quarter Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average			Average			Average
	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Interest-earning assets:
Investment securities (1) (2)	$726,315	$5,607	3.10%	$732,929	$5,620	3.11%	$610,465	$3,710	2.44%
Loans receivable and loans held-for-sale (2) (3) (4)	8,149,374	111,501	5.49	8,131,035	107,348	5.35	7,008,174	81,597	4.67
Federal funds sold and interest- bearing deposits with banks	309,458	4,056	5.26	260,297	2,975	4.64	157,201	313	0.80
Restricted investment in bank stock	42,932	945	8.83	49,906	898	7.30	31,605	291	3.69
Total interest-earning assets	$9,228,079	122,109	5.31	$9,174,167	116,841	5.17	7,807,445	85,911	4.41
Allowance for loan losses	(87,473)			(90,182)			(81,012)
Noninterest-earning assets	624,976			616,545			596,390
Total assets	$9,765,582			$9,700,530			$8,322,823

Interest-bearing liabilities:
Time deposits	2,658,673	23,778	3.59	2,357,332	17,267	2.97	$1,103,418	2,179	0.79
Other interest-bearing deposits	3,640,939	26,936	2.97	3,565,904	22,820	2.60	3,717,531	3,530	0.38
Total interest-bearing deposits	6,299,612	50,714	3.23	5,923,236	40,087	2.74	4,820,949	5,709	0.47

Borrowings	756,303	5,438	2.88	941,266	7,322	3.15	548,675	1,849	1.35
Subordinated debentures, net	79,104	1,306	6.62	103,637	1,579	6.18	153,053	2,179	5.71
Finance lease	1,658	24	5.81	1,714	25	5.92	1,865	28	6.02
Total interest-bearing liabilities	7,136,677	57,482	3.23	6,969,853	49,013	2.85	5,524,542	9,765	0.71

Noninterest-bearing demand deposits	1,347,268			1,451,654			1,607,465
Other liabilities	84,594			87,807			47,719
Total noninterest-bearing liabilities	1,431,862			1,539,461			1,655,184
Stockholders' equity	1,197,043			1,191,216			1,143,097
Total liabilities and stockholders' equity	$9,765,582			$9,700,530			$8,322,823

Net interest income (tax equivalent basis)		64,627			67,828			76,146
Net interest spread (5)			2.08%			2.31%			3.70%

Net interest margin (6)			2.81%			3.00%			3.91%

Tax equivalent adjustment		(784)			(744)			(555)
Net interest income		$63,843			$67,084			$75,591

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.